EXHIBIT 99.1

For Immediate Release: September 25, 2008

Occidental Announces West Texas and Piceance Acquisitions

LOS ANGELES, September 25, 2008 -- Occidental Petroleum Corporation (NYSE:OXY) today announced the signing of a definitive purchase and sale agreement with Plains Exploration & Production Company (NYSE: PXP) to purchase all of PXP’s interests in the Permian and Piceance Basins for $1.25 Billion.

Current production (net to Occidental) from the properties being acquired is approximately 4,300 barrels of liquids and 52 million cubic feet of gas per day; for a total of 13,000 barrels of oil equivalent per day. The properties have approximately 92 million barrels of oil equivalent of proved reserves (net to Occidental); of which approximately 69% are natural gas and 45% are developed.

In the Piceance basin in the first half of 2008, Occidental produced in excess of 50 million cubic feet a day. Occidental expects this to grow to at least 200 million cubic feet a day in 2010, including this acquisition. Occidental’s net acreage position in the Piceance Basin now totals 129,000 acres.

In a transaction that was announced last year, Occidental acquired a 50% interest in these properties, and is purchasing the remainder in this transaction. Closing of this transaction is expected in the fourth quarter, subject to any required government approvals.

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells, global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher than expected costs; political risks; changes in tax rates; unrealized acquisition benefits or higher than expected integration costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through 1-888-699-7383 or at www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

On the web: www.oxy.com